Exhibit 99.1

News Release

USA Compression Partners and Energy Transfer Complete Previously Announced Transactions

AUSTIN, Texas & DALLAS—(BUSINESS WIRE)—Apr. 2, 2018— USA Compression Partners, LP (NYSE: USAC) (“USAC”), Energy Transfer Partners, L.P. (NYSE: ETP) (“ETP”) and Energy Transfer Equity, L.P. (NYSE: ETE) (“ETE”) today announced that USAC has (i) completed its previously announced acquisition of the CDM compression business (“CDM”) from ETP, in exchange for $1.232 billion in cash (including customary closing adjustments), approximately 19.2 million USAC common units and approximately 6.4 million USAC Class B units, and (ii) cancelled its incentive distribution rights and converted its economic general partner interest into a non-economic general partner interest, in exchange for the issuance to its general partner of 8.0 million USAC common units. The USAC Class B units issued to ETP will not pay quarterly cash distributions for the first four quarters following closing and will convert into USAC common units on a one-for-one basis after such time. USAC funded the cash consideration for the transaction with proceeds from the issuance in private placements of preferred units and senior notes, and borrowings under its revolving credit facility.

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In addition to the above transactions, ETE completed its acquisition of USAC’s general partner and approximately 12.5 million USAC common units from USA Compression Holdings, LLC in exchange for $250 million in cash.

CDM currently owns and operates approximately 1.6 million horsepower of natural gas compression and is focused primarily on large horsepower applications. The acquisition of CDM is expected to provide significant benefits for USAC unitholders as the combined business will have increased geographic coverage and will be one of the leading domestic compression providers. The acquisition further expands USAC’s geographic presence into regions where USAC was previously underrepresented and results in USAC having broad coverage across U.S. regions. As part of its overall service offerings, CDM also provides a full range of gas treating and emissions testing services. CDM’s treating activities are complementary to USAC’s growing station services offerings, in which USAC provides turnkey gas handling solutions for customers. With over 70% of horsepower greater than 1,000 horsepower and an average unit size of approximately 700 horsepower, the CDM fleet has an average age of approximately 7 years and a current operating utilization rate of over 90%. On a pro forma combined basis, USAC owns and operates a compression fleet of approximately 3.4 million horsepower.

The transaction is expected to strengthen ETP’s balance sheet by allowing ETP to use the cash proceeds from the transactions to reduce leverage.

ABOUT THE PARTNERSHIPS

USA Compression Partners, LP (NYSE: USAC) is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression unit horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas. USAC focuses on providing compression services to infrastructure applications primarily in high volume gathering systems, processing facilities and transportation applications. More information is available at www.usacompression.com.

Energy Transfer Equity, L.P. (NYSE: ETE) is a master limited partnership that owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP) and Sunoco LP (NYSE: SUN). ETE also owns Lake Charles LNG Company. On a consolidated basis, ETE’s family of companies owns and operates a diverse portfolio of natural gas, natural gas liquids, crude oil and refined products assets, as well as retail and wholesale motor fuel operations and LNG terminalling. For more information, visit the Energy Transfer Equity, L.P. website at www.energytransfer.com.

Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership that owns and operates one of the largest and most diversified portfolios of energy assets in the United States. Strategically positioned in all of the major U.S. production basins, ETP owns and operates a geographically diverse portfolio of complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (NGL) and refined product transportation and terminalling assets; NGL fractionation assets; and various acquisition and marketing assets. ETP’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements. ETE, ETP and USAC cannot give any assurance that expectations and projections about future events will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. These risks and uncertainties include the risks that the benefits contemplated by the transactions may not be realized. Additional risks include: the potential impact of the consummation of the transactions on relationships, including with employees, suppliers, customers, competitors and credit rating agencies, the ability to achieve revenue, DCF and EBITDA growth, and volatility in the price of oil, natural gas, and natural gas liquids. Actual results and outcomes may differ materially from those expressed in such forward-looking statements. These and other risks and uncertainties are discussed in more detail in filings made by ETE, ETP and USAC with the Securities and Exchange Commission, which are available to the public. ETE, ETP and USAC undertake no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The information contained in this press release is available at www.energytransfer.com and www.usacompression.com.

Source: Energy Transfer Partners, L.P. and Energy Transfer Equity, L.P. and USA Compression Partners, LP

USAC Investor Contact:
Matt Liuzzi, 512-369-1624
Chief Financial Officer

mliuzzi@usacompression.com

or

Energy Transfer Contacts:

Investor Relations:

Helen Ryoo, Lyndsay Hannah, Brent Ratliff, 214-981-0795

or

Media Relations:

Vicki Granado, 214-840-5820